EXHIBIT 3.3

AGREEMENT OF MERGER

     This Agreement of Merger (the “Agreement”) is dated September 25, 2002 by and among WDO Corporation, a Nevada corporation (“WDO”), FMRC Acquisitions Corporation, a Nevada corporation (“Acquisitions Corp.”), William D. O’Neal, Stephen F. Burg and First Medical Resources Corp., a California corporation (the “Company”).

     WHEREAS, the boards of directors of WDO, Acquisitions Corp. and the Company, and the shareholders of Acquisitions Corp. and the Company, have approved the acquisition of the Company by Acquisitions Corp. via merger (the “Merger”) of Acquisitions Corp. with and into the Company pursuant to the terms of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each signatory hereto, it is agreed as follows:

     1. Merger. Subject to the terms and conditions hereof, the Merger shall be consummated in accordance with the California General Corporation Law and the Nevada Revised Statutes. At the effective date of the Merger (the “Merger”), Acquisitions Corp. shall be merged with and into the Company, which shall be the surviving corporation (the “Surviving Corporation”).

     2. Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the shareholders, be cancelled and converted into the right to receive one (1) newly-issued share of the Common Stock of WDO (the “Closing Consideration”) upon surrender of the certificates representing such shares. At the Effective Date, all rights in respect of such Company Common Stock shall cease to exist, other than the right to receive the Closing Consideration, and all shares shall be cancelled and retired. Until surrendered, each outstanding certificate which prior to the Effective Dated represented issued and outstanding Company Common stock shall be deemed for all corporate purposed to evidence the right to receive such amounts. Each share of Company Common Stock held in the Company’s treasury immediately prior to the Effective Date shall, by virtue of the Merger, be cancelled and retired and cease to exist, without any conversion thereof.

     3. Acquisitions Corp. Common Stock. All shares of Acquisitions Corp. issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of WDO, be cancelled and converted into the right to receive one (1) share of Common Stock of the Surviving Corporation.

     4. Execution of Agreement and Articles of Merger. The parties hereto shall complete and execute this Agreement and the Articles of Merger (the “Articles of Merger”), and counsel for the Company shall cause this Agreement to be delivered to the California Secretary of State for filing as provided in Section 1103 of the California General Corporation Law and the Articles of Merger to be delivered to the Nevada Secretary of State for filing as provided in

Section 92A.190 of the Nevada Revised Statutes. The parties hereto will also execute and deliver such other documents or certificates as may be required to effect the Merger.

     5. Effect of the Merger. The Merger shall have the effects set forth in Section 1107 of the California General Corporation Law and Section 92A.250.

     6. Articles of Incorporation. As of the Effective Date, the Articles of Incorporation of the Company shall be the Articles of Incorporation of the Surviving Corporation.

     7. Bylaws. As of the Effective Date, the Bylaws of the Company shall be the Bylaws of the Surviving Corporation.

     8. Counterpart. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

2

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

FIRST MEDICAL RESOURCES CORP.

By:	/s/ James D. Durham

James D. Durham, President and Secretary

FMRC ACQUISITIONS CORPORATION

By:	/s/ William D. O’Neal

William D. O’Neal, President

WDO CORPORATION

By:	/s/ William D. O’Neal

William D. O’Neal, President

/s/ William D. O’Neal

William D. O’Neal

/s/ Stephen F. Burg

Stephen F. Burg, individually and as Secretary of WDO Corporation and FMRC Acquisitions Corporation

[SIGNATURE PAGE TO AGREEMENT OF MERGER]

CERTIFICATE OF APPROVAL
OF
AGREEMENT OF MERGER

     James D. Durham certifies that:

          1. He is the President and Secretary of First Medical Resources Corp., a California corporation (the “Company”).

          2. The Agreement of Merger in the form attached was duly approved by the board of directors and shareholders of the Company.

          3. The shareholder approval was by holders of more than a majority of the outstanding shares of the Company.

          4. There is only one class of shares and the number of shares outstanding is 18,250,000.

          5. The principal terms of the Agreement of Merger in the form attached were approved by the Company by a vote of number of shares which equaled or exceeded the vote required. The percentage required was fifty-one percent (51%).

          I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct as of my own knowledge.

Date: September 25, 2002

/s/ James D. Durham James D. Durham President and Secretary

CERTIFICATE OF APPROVAL
OF
AGREEMENT OF MERGER

     William D. O’Neal and Stephen F. Burg certify that:

          1. They are the President and Secretary, respectively of FMRC Acquisitions Corporation, a Nevada corporation (the “Company”).

          2. The Agreement of Merger in the form attached was duly approved by the board of directors and sole shareholder of the Company.

          3. The shareholder approval was by holders of one hundred percent (100%) of the outstanding shares of the Company.

          4. No shareholder vote of WDO Corporation, a Nevada corporation and parent entity of the Company whose equity securities are to be issued in the merger, was required.

          5. There is only one class of shares and the number of shares outstanding is 18,250,000.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct as of our own knowledge.

Date: September 25, 2002

/s/ William D. O’Neal William D. O’Neal, President

/s/ Stephen F. Burg Stephen F. Burg, Secretary